Exhibit 99.1

Cannabis Sativa, Inc. Announces the Appointment of Three Independent Directors

MESQUITE, NEVADA, September 30, 2014 -- Cannabis Sativa, Inc. (OTCQB: CBDS) announced today the appointment of three new independent directors: Former LAPD Deputy Police Chief and T.V. producer Stephen Downing; Former Senator Mike Gravel; and Former Superior Court Judge James P. Gray.  “The appointment of these outstanding individuals brings impeccable credentials and an impressive record of public service to our board and we are excited to have them join us as we continue our efforts to grow the Company,” said Steve Kubby, Chairman. “We believe that the appointment of these outside, independent directors will enhance the Company’s corporate governance practices and that the new directors will provide a valuable outside perspective to the board.”

Below is brief biographical information with regard to the new directors, each of whom is a stockholder of the Company.

Stephen Downing.  Mr. Downing served as a member of the Los Angeles Police Department for 20 years.  He started as a patrol officer and rose through the ranks working assignments that included vice, narcotics, detectives, and staff and command positions, ultimately being appointed to the rank of Deputy Chief of Police, where he oversaw the LAPD’s Special Investigations and Personnel and Training Bureaus. While still on the force, Downing wrote for numerous network television series. After retiring from the LAPD, Mr. Downing expanded his creative endeavors into television production, working both as a writer and producer, ultimately becoming the executive producer/show runner of several series including MacGyver, Robocop, and Fx – The Series.  Mr. Downing has been semi-retired for the past 10 years.  During that time, because of his law enforcement experiences commanding the LAPD’s narcotic enforcement program, he has become a nationally recognized advocate for finding an exit strategy to end the war on drugs.  Mr. Downing currently divides his time between drug reform advocacy and his love of creative writing.  Mr. Downing served as a director of Kush from March 2013 to July 2014, prior to its acquisition by the Registrant.

Senator Mike Gravel.  Senator Gravel, retired, served as a U.S. Senator from Alaska from 1969 to 1981.  Senator Gravel sat on the Finance, Interior, Environmental and Public Works committees, and chaired the Energy, Water Resources, Buildings and Grounds and Environmental Pollution subcommittees.  Senator Gravel is best known for his work on the Vietnam War.  He filibustered for five months which contributed to the end of the military draft.  He challenged the U.S. Government by releasing the Pentagon Papers.  When the Nixon administration refused to allow the New York Times to publish information on the Pentagon Papers, Senator Gravel attempted to read the entire 7,000 pages of the document into the Senate record. The Supreme Court blocked his attempt.  Senator Gravel then wrote The Senator Gravel Edition, The Pentagon Papers in 1971.  He again had to go before the Supreme Court and received a ruling that affected the Speech and Debate Clause of the Constitution.  In retirement, Gravel has written two books, Jobs and More Jobs, and Citizen Power. Senator Gravel served as a director of Kush from March 2013 to July, 2014, prior to its acquisition by the Registrant.

Judge James Gray.  From 2009 to the present, Judge Gray has been engaged in private mediation and arbitration for ADR Services, Inc. in Irvine, California.  Judge Gray started his law career serving as a prosecutor in the Los Angeles Federal Court. He next moved to the bench where he spent 25 years as an Orange County Superior Court Judge.  During his tenure as a judge, Judge Gray served in other capacities including the California Judicial Council, the Alcohol Advisory Board to the Orange County Board of Supervisors, and held an elected position as a member of the Executive Committee of the Orange County Superior Court.  Judge Gray has published several books, including Why Our Drug Laws Have Failed And What We Can Do About It – A Judicial Indictment Of The War On Drugs, Wearing the Robe: The Art

and Responsibilities of Judging in Today’s Courts, and A Voter’s Handbook: Effective Solutions To America’s Problems.  Judge Gray served as a director of Kush from March 2013 to July, 2014, prior to its acquisition by the Registrant.

The Company also announced that Barry Tobias resigned as a director of the Company for personal reasons to pursue other interests.

About CBDS
Cannabis Sativa, Inc. is engaged through its recently acquired subsidiary, Kush, in the research, development and licensing of specialized natural cannabis products, including cannabis formulas, edibles, topicals, strains, recipes and delivery systems.  CBDS also offers the Skin Garden line of cosmetic products through its subsidiary, Wild Earth Naturals, which are designed to use organic and natural ingredients, including hemp seed oil, to benefit inner wellbeing as well as outward appearance.

Forward-Looking Statements
This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

CONTACT:

(702) 345-4074
Email - info@cannabissativainc.com